Exhibit 99

Contact:	W. John Fuller For LNB Bancorp, Inc. 440-244-7314

Financial Services Veteran Daniel Klimas joins

LNB Bancorp as President and CEO

New CEO, Board look forward to growth as bank begins second century

Lorain, Ohio—February 2, 2005—Daniel E. Klimas, a prominent leader in the Northern Ohio banking community, has been elected president and chief executive officer of LNB Bancorp, Inc. (NASDAQ: LNBB) and Lorain National Bank by the board of directors of LNB Bancorp, it was announced today.

Klimas, who will assume the new role effective February 7, joins LNB Bancorp from Huntington National Bank, where he served as president of its Northern Ohio region. He succeeds James F. Kidd, who has served in the CEO position in an interim capacity and will remain as vice chairman of the Bancorp’s Board of Directors as he assumes retirement.

In his new position, Klimas will be responsible for the largest bank based in Lorain County. Lorain National Bank, which serves consumers and businesses in Lorain, eastern Erie and western Cuyahoga counties, is observing its 100th anniversary this year.

Recently-elected Board Chairman James R. Herrick said, “The Board feels very fortunate to have secured a highly skilled and experienced executive in Dan Klimas. We believe Dan’s broad-based background in financial services, consulting and operating environments will support the Bancorp’s strategic growth goals, which are designed to enhance shareholder value.”

A Lorain County native and lifelong resident of Northeast Ohio, Klimas, 46, has been leading all of Huntington’s banking operations in Cleveland and Toledo and across Northern Ohio since 2001. The early part of his career was spent with one of the leading management consulting firms in the world, McKinsey & Company Inc., where he served as a strategic consultant in a variety of industries. In 1988, he joined KeyCorp (then called Society Corporation) and had increasing management responsibilities in such areas as retail and electronic banking, private banking and investing and corporate strategy.

Klimas earned his Bachelor of Business Administration and MBA in Operations Research summa cum laude from Kent State University. A civic leader in the Greater Cleveland community, he currently serves on the Board of Trustees of a number of local organizations, including the Cleveland Zoological Society, Rock and Roll Hall of Fame and Museum, Downtown Cleveland Partnership, Greater Cleveland Sports Commission and the United Way. He is also a member of the Business Advisory Council of Kent State University.

“I’m tremendously excited to join an organization with a 100-year heritage of serving clients and the community and eagerly look forward to working with such a fine group of professionals,” said Klimas.

In commenting on Jim Kidd’s service to the bank, Herrick said, “Our entire organization owes a debt of gratitude to Jim Kidd for guiding the company over the past year, as well as his leadership over a 40-year career with the bank. Jim will continue his service as vice chairman of the board and will assist Dan in a smooth transition.”

“Dan is the right person to lead the company in the future,” said Kidd. “He brings experience and expertise in managing growth businesses in financial and corporate arenas and has been extremely active in the community. I am grateful for the opportunity to continue to serve on the board in a leadership capacity.”

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $770.9 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp’s primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, personal banking services, and investment and trust services. LNB Mortgage LLC, a wholly owned subsidiary of The Lorain National Bank, provides an array of mortgage financing products, while North Coast Community Development Corporation, also a wholly owned subsidiary of The Lorain National Bank, provides qualified community businesses with debt financing. Charleston Insurance Agency, Inc. offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

The Lorain National Bank serves customers through 20 retail-banking centers and 23 ATMs in Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc. and its related products and services or to view its filings with the Securities and Exchange Commission, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.